Exhibit 2.1

Executed Version

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

by and among

WESTERN REFINING, INC.,

ST. PAUL PARK REFINING CO. LLC,

WESTERN REFINING LOGISTICS GP, LLC

and

WESTERN REFINING LOGISTICS, LP

dated as of

September 7, 2016

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

ARTICLE II	CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS	8

2.1	Contributions	8
2.2	Consideration	8
2.3	Assumed Liabilities	8
2.4	Excluded Liabilities	8
2.5	Transaction Taxes	8

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SPPR AND WESTERN	9

3.1	Organization and Existence	9
3.2	Authority and Approval; Enforceability	9
3.3	No Conflict	9
3.4	Consents	10
3.5	Laws and Regulations; Litigation	10
3.6	Environmental Matters	11
3.7	Contributed Assets	11
3.8	Permits	13
3.9	Insurance	13
3.10	Brokerage Arrangements	14
3.11	Investment	14
3.12	Taxes	14
3.13	Financial Statements	15
3.14	Material Contracts	15
3.15	No Adverse Changes	16
3.16	Management Projections	16
3.17	Absence of Undisclosed Liabilities	17
3.18	No Other Representations or Warranties; Schedules	17

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP	17

4.1	Organization and Existence	17
4.2	Authority and Approval; Enforceability	17
4.3	No Conflict	18
4.4	Delivery of Fairness Opinion	18
4.5	Brokerage Arrangements	18
4.6	New Common Units	18
4.7	Available Funds	19
4.8	No Other Representations or Warranties; Schedules	19

ARTICLE V	COVENANTS, ETC.	19

5.1	Conduct of the Business	19
5.2	Financial Statements; Financing Cooperation	20
5.3	Debt Financed Cash Consideration	20
5.4	Access	21
5.5	Independent Investigation	21

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5.6	Post-Closing Receivables and Payments	21
5.7	Further Assurances	22
5.8	Closing and Post-Closing Obligations Related to Real Property	22
5.9	NYSE Listing	23
5.10	Tax Covenants	23
5.11	Consents	25
5.12	Environmental Remediation	25
5.13	Environmental Permits	26
5.14	Other Permits	26
5.15	Operational Services Agreement	26

ARTICLE VI	CONDITIONS TO CLOSING	26

6.1	Conditions to Each Party’s Obligation to Effect the Transactions	26
6.2	Conditions to the Obligation of the Partnership	27
6.3	Conditions to the Obligation of Western	27

ARTICLE VII	CLOSING	28

7.1	Closing	28
7.2	Deliveries by Western	28
7.3	Deliveries by the Partnership	29

ARTICLE VIII	INDEMNIFICATION	29

8.1	Indemnification of Western and Other Parties	29
8.2	Indemnification of the Partnership and other Parties	30
8.3	Demands	30
8.4	Right to Contest and Defend	31
8.5	Cooperation	31
8.6	Right to Participate	31
8.7	Reimbursements	32
8.8	Environmental Indemnification	32
8.9	Limitations on Indemnification	33
8.10	Survival	34
8.11	Sole Remedy	35
8.12	Express Negligence Rule	35
8.13	Consideration Adjustment	35
8.14	Knowledge	35
8.15	Materiality	35

ARTICLE IX	TERMINATION	35

9.1	Events of Termination	35
9.2	Effect of Termination	36

ARTICLE X	MISCELLANEOUS	36

10.1	Expenses	36
10.2	Notices	36
10.3	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	37
10.4	Arbitration	38
10.5	Public Statements	38

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10.6	Form of Payment	38
10.7	Entire Agreement; Amendments and Waivers	38
10.8	Binding Effect and Assignment	39
10.9	Severability	39
10.10	Interpretation	39
10.11	Headings and Schedules	40
10.12	Counterparts	40
10.13	Determinations by the Partnership	40

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EXHIBITS AND SCHEDULES

Exhibit A	SPPR Logistics Assets
Exhibit B	Bill of Sale, Assignment and Assumption Agreement
Exhibit C	Terminalling, Transportation and Storage Services Agreement
Exhibit D	Access Agreement (St. Paul Park Terminal)
Exhibit E	Refinery Deed
Exhibit F	Memorandum
Exhibit G	Pipeline Conveyance
Exhibit H	Cottage Grove Deed
Schedule 1.1(a)	Excluded Assets
Schedule 1.1(b)	Knowledge Persons
Schedule 3.3	Non-Contravention
Schedule 3.4	Consents
Schedule 3.5	Litigation
Schedule 3.7(b)-1	Real Property
Schedule 3.7(b)-2	Liens
Schedule 3.7(g)	Storage Tank Shell Capacity and Inspection Schedule
Schedule 3.8	Permits
Schedule 3.12(c)	Tax Audits
Schedule 3.12(d)	Tax Waivers
Schedule 3.14(a)	Material Contracts
Schedule 3.15	Adverse Changes
Schedule 4.3	Non-Contravention

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CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this “Agreement”) is made and entered into as of September 7, 2016 by and among Western Refining, Inc., a Delaware corporation (“Western”), St. Paul Park Refining Co. LLC, a Delaware limited liability company (“SPPR”), Western Refining Logistics, LP, a Delaware limited partnership (the “Partnership”), and Western Refining Logistics GP, LLC, a Delaware limited liability company and general partner of the Partnership (the “General Partner”). Western, SPPR, the General Partner and the Partnership are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, SPPR owns certain feedstock, product and crude oil storage tanks, two crude oil pipeline segments and one pipeline segment not currently in service, each of which is approximately 2.5 miles and extends from SPPR’s refinery (the “Refinery”) in St. Paul Park, Minnesota to SPPR’s tank farm in Cottage Grove, Minnesota (collectively, the “Pipelines”), a light products terminal and a heavy products loading rack, certain rail and barge facilities and certain other related logistics assets as more fully set forth on Exhibit A attached hereto (collectively, the “SPPR Logistics Assets”);

WHEREAS, Western intends to cause SPPR to contribute the SPPR Logistics Assets to the Partnership in exchange for the consideration, and on the other terms and conditions, set forth in this Agreement;

WHEREAS, the Conflicts Committee of the Board of Directors of the General Partner (the “Conflicts Committee”) has (i) received an opinion of Robert W. Baird & Co. Incorporated, the financial advisor to the Conflicts Committee (the “Financial Advisor”), that the consideration to be paid by the Partnership as consideration for the Contributed Assets (as defined herein) pursuant to this Agreement is fair, from a financial point of view, to the Partnership and the common unitholders of the Partnership (other than the General Partner and its Affiliates) and (ii) found the transactions contemplated by the Transaction Documents to be in the best interests of the Partnership and the unitholders of the Partnership (other than the General Partner and its Affiliates) and, subsequently, the Conflicts Committee has approved the transactions contemplated by the Transaction Documents; and

WHEREAS, at the Closing (as defined herein), on the terms and conditions set forth in this Agreement, each of the events and transactions set forth in Section 2.1 below shall occur.

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“Access Agreement” means that certain Access, Easement and Option Agreement (St. Paul Park Terminal) in the form attached as Exhibit D hereto.

“Acquirer Debt” has the meaning set forth in Section 5.3(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to SPPR and Western, the term “Affiliate” shall not include any member of the Partnership Group and (b) with respect to the Partnership Group, the term “Affiliate” shall exclude Western and its Affiliates.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Audited Financial Statements” has the meaning set forth in Section 3.13(a).

“Balance Sheet Date” has the meaning set forth in Section 3.13(a).

“Bill of Sale, Assignment and Assumption Agreement” means that certain Bill of Sale, Assignment and Assumption Agreement in the form attached as Exhibit B hereto.

“Cap” has the meaning set forth in Section 8.9(a).

“Cash Consideration” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Code” has the meaning set forth in Section 7.2(f).

“Commission” means the United States Securities and Exchange Commission.

“Conflicts Committee” has the meaning set forth in the recitals to this Agreement.

“Consent” has the meaning set forth in Section 3.4.

“Consolidated A/R Deed” has the meaning set forth in Section 5.8(d).

“Contract” means any contract, commitment, instrument, undertaking, lease, sublease, note, mortgage, conditional sales contract, license, sublicense, franchise agreement, indenture, settlement, Permit or other legally binding agreement.

“Contributed Assets” means the SPPR Logistics Assets, together with all Contracts, Real Property, rights-of-way, easements, permits and other assets (other than the Excluded Assets) which are necessary to and primarily used by SPPR and its Affiliates in connection with the ownership and operation of the SPPR Logistics Assets.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Cottage Grove Deed” means that certain Special Warranty Deed and Conveyance in the form attached as Exhibit H hereto.

“Cottage Grove Deed Property” means the Real Property conveyed by SPPR to WRT pursuant to the Cottage Grove Deed.

“Covered Environmental Losses” has the meaning set forth in Section 8.8.

“Creditors’ Rights” has the meaning set forth in Section 3.2.

“Damages” has the meaning set forth in Section 8.1.

“De Minimis Claim” has the meaning set forth in Section 8.9(a).

“Debt” means (a) any indebtedness or other obligation for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (c) any Liabilities for the deferred purchase price of property or other assets (including any “earn-out” or similar payments) (other than trade account payables incurred in the ordinary course of business consistent with past practice); (d) any Liabilities in respect of any lease of real or personal property (or a combination thereof), which Liabilities are required to be classified and accounted for under U.S. generally accepted accounting principles as capital leases (other than truck leases); (e) any accrued interest, premiums, termination payments, penalties, “breakage costs,” redemption fees, make-whole payments and other obligations relating to the foregoing; and (f) any guarantee of indebtedness referred to in clauses (a) through (e).

“Deductible” has the meaning set forth in Section 8.9(a).

“Dispute” has the meaning set forth in Section 10.4.

“Environmental Activity” has the meaning set forth in Section 8.8(a)(ii).

“Environmental Deductible” has the meaning set forth in Section 8.9(d).

“Environmental Permits” has the meaning set forth in Section 3.6.

“Environmental Laws” means any and all applicable federal, state and local Laws and regulations and other legally enforceable requirements and rules of common law relating to the prevention of pollution or protection of the environment, natural resources or occupational health and workplace safety, or imposing liability or standards of conduct concerning any handling or transportation of Hazardous Materials.

“Excluded Assets” means any of the assets set forth on Schedule 1.1(a) hereto.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Financial Advisor” has the meaning set forth in the recitals to this Agreement.

“Financial Statements” has the meaning set forth in Section 3.13(a).

“Fundamental Representations” means the representations and warranties of SPPR or Western set forth in Sections 3.1(a), 3.2, 3.10 and 3.11.

“General Partner” has the meaning set forth in the preamble to this Agreement.

“Governmental Approval” has the meaning set forth in Section 3.4.

“Governmental Authority” means (a) any supranational, national, federal, state, local, municipal, foreign or other governmental or quasi-governmental authority and (b) any department, agency, commission, board, subdivision, bureau, instrumentality, court or other tribunal of any of the foregoing in clause (a).

“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant designated as a hazardous, dangerous or toxic chemical, material, waste or substance under any applicable Environmental Law.

“Indemnity Claim” has the meaning set forth in Section 8.3.

“Interim Financial Statements” has the meaning set forth in Section 3.13(a).

“JAMS” has the meaning set forth in Section 10.4.

“Knowledge of Western”, “Western’s Knowledge” and any variations thereof or words to the same effect means the actual knowledge, after reasonable inquiry, of the persons set forth on Schedule 1.1(b).

“Law” means all laws (including common law), statutes, rules, regulations, ordinances, directives, Orders or any similar provisions having the force or effect of law of any Governmental Authority.

“Liability” or “Liabilities” means any direct or indirect liability, obligation, indebtedness, Damage, Tax, interest, penalty, amount paid in settlement, judgment, assessment, deficiency, guaranty or endorsement of or by any Person, in the case of each of the foregoing, whether absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Lien” means any lien, mortgage, security interest, pledge, deposit, option, easement, right of way, charge or encumbrance, encroachment, conditional sales agreement, deed of trust, deed to secure indebtedness or other similar restriction.

“Litigation” has the meaning set forth in Section 3.5.

“Material Adverse Effect” means any change, circumstance, effect or condition that, individually or in the aggregate, (a) is, or could reasonably be expected to be, materially adverse to the Contributed Assets, in the aggregate, or the financial condition, liabilities or results of operations of the business relating to the Contributed Assets, taken as a whole, (b) materially adversely affects, or could reasonably be expected to materially adversely affect, Western’s or SPPR’s, as the case may be, ability to satisfy its obligations under the Transaction Documents.

“Material Contract” has the meaning set forth in Section 3.14(a).

“MPCA” has the meaning set forth in Section 5.12.

“Memorandum” means that certain Memorandum of Access and Conveyance Agreement in the form attached as Exhibit F hereto.

“Minimum Acquirer Debt” has the meaning set forth in Section 5.3(a).

“New Common Units” has the meaning set forth in Section 2.2.

“NTI Indenture” means the Indenture, dated as of November 8, 2012, by and among Northern Tier Energy LLC, Northern Tier Finance Corporation, Northern Tier Energy LP, the subsidiary guarantors parties thereto and Deutsche Bank Trust Company Americas (as trustee and collateral agent), as supplemented by the Supplemental Indenture, dated as of September 29, 2014, by and among Northern Tier Energy LLC, Northern Tier Finance Corporation, the subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas (as trustee and collateral agent).”

“Omnibus Agreement” means that certain Omnibus Agreement, by and among Western, the Partnership, the General Partner and the other parties thereto, dated as of October 16, 2013.

“OpCo” has the meaning set forth in Section 2.1(b).

“OpCo GP” has the meaning set forth in Section 2.1(b).

“Operational Services Agreement” means that certain Operational Services Agreement, by and among WRSW, WRCLP and the Partnership, dated as of October 16, 2013.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership (as such agreement may be amended, restated or otherwise modified from time to time).

“Partnership Closing Certificate” has the meaning set forth in Section 6.3(c).

“Partnership Fundamental Representations” means the representations and warranties of the Partnership or the General Partner set forth in Sections 4.1(a), 4.2, 4.5 and 4.6.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Indemnitees” has the meaning set forth in Section 8.2.

“Partnership Material Adverse Effect” means any change, circumstance, effect or condition that is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Partnership Group, taken as a whole.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means permits, licenses, certificates, Orders, approvals, authorizations, grants, consents, concessions, warrants, franchises, registrations, exemptions, variances, permissions and similar rights and privileges.

“Permitted Liens” has the meaning set forth in Section 3.7(b).

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Pipeline Conveyance” means that certain Pipeline Conveyance in the form attached hereto as Exhibit G.

“Pipelines” has the meaning set forth in the recitals.

“Real Property” has the meaning set forth in Section 3.7(b).

“Refinery” has the meaning set forth in the recitals.

“Refinery Complex” means the Refinery and the tanks, terminal and logistics and other related assets (other than the Contributed Assets) located at or on the property underlying the Refinery, as such Refinery may be expanded or otherwise modified from time to time.

“Refinery Deed” means that certain Special Warranty Deed and Conveyance in the form attached as Exhibit E hereto.

“Refinery Deed Property” means the Real Property conveyed by SPPR to WRT pursuant to the Refinery Deed.

“Remedial Work” has the meaning set forth in Section 5.12.

“Required Rights” has the meaning set forth in Section 3.7(e)(i).

“Securities Act” has the meaning set forth in Section 3.11.

“SPPR” has the meaning set forth in the preamble.

“SPPR Logistics Assets” has the meaning set forth in the recitals.

“SPPR Permits” has the meaning set forth in Section 3.8(a).

“Standalone Lots” has the meaning set forth in Section 5.8(c).

“Straddle Period” has the meaning set forth in Section 5.10(b).

“Storage Tanks” means the feedstock, product and crude oil storage tanks that are part of the Contributed Assets and set forth on Exhibit A attached hereto.

“Subdivided Refinery Deed Property” has the meaning set forth in Section 5.8(d).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person; provided, however, that with respect to SPPR or Western, the term “Subsidiary” shall not include any member of the Partnership Group.

“Tax” or “Taxes” means (a) any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof; and (b) any liability for any item described in (a) payable by reason of contract, assumption, transferee liability, operation of law or otherwise.

“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.

“Tax Proceeding” has the meaning set forth in Section 5.10(d).

“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

“Terminalling, Transportation and Storage Services Agreement” means that certain Terminalling, Transportation and Storage Services Agreement in the form attached as Exhibit C hereto.

“Transaction Documents” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, Terminalling, Transportation and Storage Services Agreement, Access Agreement and each of the other documents and certificates to be delivered at Closing pursuant to Section 7.2 and Section 7.3.

“Transaction Taxes” has the meaning set forth in Section 2.5.

“Western” has the meaning set forth in the preamble to this Agreement.

“Western Closing Certificate” has the meaning set forth in Section 6.2(c).

“Western Indemnitees” has the meaning set forth in Section 8.1.

“WRCLP” means Western Refining Company, L.P., a Delaware limited partnership.

“WRSW” means Western Refining Southwest, Inc., an Arizona corporation.

“WRT” has the meaning set forth in Section 2.1(b).

ARTICLE II

CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS

2.1 Contributions.

(a) At the Closing, on the terms and subject to the conditions of this Agreement, SPPR shall contribute, assign, transfer and convey to the Partnership all of its right, title and interest in and to the Contributed Assets, free and clear of all Liens other than Permitted Liens, in exchange for the consideration set forth in Section 2.2, and the Partnership shall accept the contribution of the Contributed Assets.

(b) Immediately thereafter, (i) the Partnership shall contribute an undivided 99.9% interest in the Contributed Assets to WNRL Energy, LLC, a Delaware limited liability company (“OpCo”), and a 0.1% undivided interest in the Contributed Assets to WNRL Energy GP, LLC, a Delaware limited liability company (“OpCo GP”), (ii) OpCo GP shall contribute such 0.1% undivided interest in the Contributed Assets to OpCo and (iii) OpCo shall contribute all of the Contributed Assets to Western Refining Terminals, LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Partnership (“WRT”).

(c) Notwithstanding that the Parties agree that the contribution of the Contributed Assets will be effected as set forth in Sections 2.1(a) and 2.1(b), the Partnership agrees that SPPR shall, on behalf of the Partnership and its Subsidiaries, transfer the Contributed Assets directly to WRT as contemplated by the Bill of Sale, Assignment and Assumption Agreement.

2.2 Consideration. At the Closing, in consideration for the contribution of the Contributed Assets, the Partnership shall: (a) pay to SPPR an amount of cash equal to $195 million (the “Cash Consideration”), including all of the proceeds of the Acquirer Debt; and (b) issue 628,224 common units representing limited partner interests in the Partnership (the “New Common Units”) to SPPR.

2.3 Assumed Liabilities. As of the Closing, and except as provided in Section 2.4 or Section 8.2 and except for Covered Environmental Losses (without regard to the limitations set forth in Sections 8.9(d) and 8.10(a)), the Partnership hereby agrees, for itself and on behalf of the Partnership Group, to assume and to pay, discharge and perform as and when due, all Liabilities that arise out of, are associated with, are in respect of, or are incurred, in each case, at any time before, on and after the Closing Date, in connection with the ownership or operation of the Contributed Assets (collectively, the “Assumed Liabilities”).

2.4 Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision in this Agreement to the contrary, neither the Partnership nor any other member of the Partnership Group shall assume or be responsible to pay, perform or discharge (a) any Liability of SPPR or any of its Affiliates of any kind or nature whatsoever relating to or arising out of the Excluded Assets, whether arising before, on or after the Closing Date, (b) any Liability for Taxes that are the responsibility of SPPR and Western pursuant to Section 5.10, (c) any Liability to the extent arising out of the breach by SPPR or Western of any of the covenants of SPPR or Western set forth in this Agreement, or (d) any Liability relating to or arising out of the failure to obtain the consents listed on Schedule 3.4(c), (collectively, the “Excluded Liabilities”). SPPR shall pay and satisfy in due course all Excluded Liabilities.

2.5 Transaction Taxes. Except as set forth in Section 5.8, all sales, use, transfer, filing, recordation, registration and similar Taxes arising from or associated with the contribution of the

Contributed Assets to the Partnership other than Taxes based on income (“Transaction Taxes”), shall be borne fifty percent (50%) by SPPR and Western, jointly and severally, and fifty percent (50%) by the Partnership. To the extent under applicable law the transferee is responsible for filing Tax Returns in respect of Transaction Taxes, the Partnership shall prepare and file all such Tax Returns. The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes. The Party that is not responsible under applicable law for paying the Transaction Taxes shall pay its share of the Transaction Taxes to the responsible Party prior to the due date of such Taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SPPR AND WESTERN

Each of SPPR and Western hereby jointly and severally represents and warrants to the Partnership that the statements contained in this Article III are true and correct as of the date of this Agreement:

3.1 Organization and Existence.

(a) Each of SPPR and Western has been duly organized and is validly existing and in good standing under the laws of the State of Delaware with full limited liability company or company power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted.

(b) Each of SPPR and Western is duly qualified to transact business as a limited liability company or corporation, as applicable, and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Authority and Approval; Enforceability. Each of SPPR and Western has the limited liability company or corporate power and authority to execute and deliver this Agreement and each of SPPR and Western has the corporate power and authority to execute and deliver any other Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by each of SPPR and Western of this Agreement and the execution and delivery by SPPR and Western of any other Transaction Document to which it is or will be a party, the performance by SPPR or Western of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action of SPPR and Western. Each of this Agreement and any other Transaction Document to which SPPR or Western is or will be a party constitutes or will constitute, upon execution and delivery by SPPR or Western, the valid and binding obligation of SPPR or Western, enforceable against SPPR or Western in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity) (collectively, “Creditors’ Rights”).

3.3 No Conflict. Other than as set forth on Schedule 3.3, this Agreement, the other Transaction Documents to which SPPR or Western is or will be a party, the execution and delivery hereof and thereof by SPPR or Western do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with any of the provisions of the Organizational Documents of SPPR or Western;

(b) conflict with any provision of any Law or Order applicable to SPPR or Western;

(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any payment, consent, authorization or approval under, or give others the right to terminate, any material indenture, mortgage, Lien or material Contract to which SPPR or Western is a party or by which any of them is bound or to which any of the Contributed Assets are subject;

(d) result in the creation of, or afford any person the right to obtain, any material Lien on the capital stock or other equity interests, property or assets of SPPR or Western under any such material Contract; or

(e) result in the revocation, cancellation, suspension or material modification, individually or in the aggregate, of any Governmental Approval possessed by SPPR or Western that is necessary or desirable for the ownership or operation of the Contributed Assets as now conducted in all material respects, including any Governmental Approvals under any applicable Environmental Law;

except, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Consents. Other than as set forth in Schedule 3.4 (each item so listed, a “Consent”), no consent, approval, license, Permit, order, waiver, or authorization of, or registration, declaration, or filing with any Governmental Authority (each a “Governmental Approval”) or other Person is required to be obtained or made by or with respect to SPPR or Western or any of the Contributed Assets in connection with:

(a) the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby;

(b) the enforcement against SPPR or Western of its obligations under this Agreement or the other Transaction Documents; or

(c) immediately following the Closing, the ownership or operation by the Partnership and its Subsidiaries of the Contributed Assets;

except, in each case as would not have, individually or in the aggregate, a Material Adverse Effect.

3.5 Laws and Regulations; Litigation. Except as set forth in Schedule 3.5, there are no pending or, to Western’s Knowledge, threatened claims, fines, actions, suits, litigation, demands, assertions, hearings, audits, investigations, complaints, protests or proceedings (whether civil, criminal, administrative or investigative) or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) against SPPR or Western, or against or affecting the Contributed Assets or the ownership and operation of the Contributed Assets (other than Litigation under any Environmental Law, which is the subject of Section 3.6) that (i) would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or (ii) seek any material injunctive relief with respect to the Contributed Assets. None of the Contributed Assets is the subject of any violation of or default under any Law (other than

Environmental Laws, which are the subject of Section 3.6) of any Governmental Authority applicable to it, other than any noncompliance which is not material to the Contributed Assets. No Litigation is pending or, to Western’s Knowledge, threatened to which Western or any of its Subsidiaries is or may become a party that questions or involves the validity or enforceability of any of its respective obligations under this Agreement or the other Transaction Documents or seeks to prevent or delay, or damages in connection with, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

3.6 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (a) SPPR’s ownership and operation of the Contributed Assets is and, during the relevant time periods specified in all applicable statutes of limitations, has been in compliance with Environmental Laws, (b) none of SPPR, Western or the Contributed Assets is the subject of any outstanding unresolved Order, agreement or arbitration award from any Governmental Authority under any Environmental Law relating to the Contributed Assets, (c) SPPR and Western have received all Permits required of them under applicable Environmental Laws necessary to own and operate the Contributed Assets in the manner owned and operated by SPPR as of the Closing Date (the “Environmental Permits”), (d) SPPR and Western are in compliance with all terms and conditions of any such Environmental Permits, (e) there is no pending or, to Western’s Knowledge, threatened Litigation under any Environmental Law with respect to the Contributed Assets, and (f) neither SPPR nor Western has or would reasonably be expected to have any Liability in connection with a release to the environment of any Hazardous Materials at or from the Contributed Assets. Western has provided or made available to the Partnership or its representatives any significant reports relating to environmental and occupational health and workplace safety matters relating to, or that would reasonably be expected to impact, the Contributed Assets that are in the possession or control of SPPR or Western and have been prepared within the past eight years.

3.7 Contributed Assets.

(a) The Contributed Assets and the services provided by SPPR and its Affiliates pursuant to the Terminalling, Transportation and Storage Services Agreement, the Omnibus Agreement, the Operational Services Agreement and the Access Agreement are sufficient to own and operate the Contributed Assets and related business in a manner consistent with SPPR’s ownership and operation of the Contributed Assets and related business as owned and operated during the prior twelve months or such shorter time period as the Contributed Assets have been operational.

(b) Schedule 3.7(b)-1 sets forth all of the real property owned or leased or held or otherwise used under a Required Right in connection with the ownership and operation of the Contributed Assets and related business as owned and operated during the prior twelve months or such shorter time period as the Contributed Assets have been owned by SPPR and operational, including the Cottage Grove Deed Property and the Refinery Deed Property (collectively, the “Real Property”), and indicates whether such Real Property is owned, leased or held or used under a Required Right. Except as set forth in Schedule 3.7(b)-1, SPPR has, and as of the Closing, the Partnership or its Affiliate will have, good and marketable title in fee to all owned Real Property, except as would not have a Material Adverse Effect; however, with respect to the Refinery Deed Property, (A) the Partnership acknowledges that, as of the Closing, the Refinery Deed may not be recorded, and thus, third parties will not be on notice of the conveyance of the Refinery Deed Property from SPPR to WRT and (B) if there is a breach by SPPR and/or Western regarding the warranty of marketable title with respect to the Refinery Deed Property from the Closing through the date on which one or more deeds is recorded in the applicable real property recording office with respect to the applicable portion of the Refinery Deed Property that constitutes a Standalone Lot, then SPPR and/or Western shall have 30 days following receipt of written notice of such breach within which to cure the alleged breach of the warranty of marketable title. Except as set forth in Schedule 3.7(b)-1, SPPR has, and as of the Closing, the Partnership or its Affiliate will have, valid leasehold interests in all leased Real Property and valid rights-of-way (or similar property rights) related to the property underlying the Pipeline or other real property rights and the right to use all Real Property held or used under a Required Right, in each case, except as would not have a Material Adverse Effect. SPPR owns, leases or holds, and as of the Closing, the Partnership or its Affiliate will own, lease or hold, all such Real Property free and clear of any Liens except (i) those set forth in Schedule 3.7(b)-2, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business consistent with past practices and that are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with U.S. generally accepted accounting principles, (iii) Liens for current Taxes that are not yet due and payable or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with U.S. generally accepted accounting principles, (iv) Liens securing Debt of Western or any of its Subsidiaries that will be released (a) prior to or as of the Closing or (b) within sixty (60) days following the Closing Date, pursuant to Section 5.8, so long as they are released within such sixty (60) day period, and (v) other imperfections of title or encumbrances, that would not, individually or in the aggregate, reasonably be expected to materially interfere with the use or occupancy or materially impair the value of the Real Property as it is currently being used or occupied (the Liens described in clauses (i), (ii), (iii), (iv) and (v) above, being referred to collectively as “Permitted Liens”).

(c) SPPR is not a party to, nor, to Western’s Knowledge, is bound by, any outstanding third party rights to purchase, lease or in any way acquire any of the owned Real Properties or interests therein (including without limitation any rights of first refusal, options or other similar right of any kind) nor has SPPR granted a possessory right or a right of occupancy with respect to the owned Real Property other than as disclosed by any matters of record.

(d) There is no pending, or, to Western’s Knowledge, threatened, Litigation relating to the Real Property that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Other than as specifically set forth to the contrary on Schedule 3.7(b)-2, to Western’s Knowledge:

(i)	SPPR has, and as of the Closing, the Partnership or its Affiliate will have, such consents, easements, rights-of-way, approvals, rights, Permits and licenses from all Governmental Authorities and other Persons as are sufficient to use the Real Property and operate the Contributed Assets and continue to carry out the operations associated therewith, in all material respects, substantially in the manner in which the Real Property and the Contributed Assets are currently used and operated and have been used and operated during the prior twelve months or such shorter time period as the Contributed Assets have been operational (collectively, “Required Rights”);

(ii)	The Real Property or Required Rights establish a continuous and contiguous right-of-way for the Pipelines and grant SPPR, and as of the Closing, will grant the Partnership or its Affiliate, the right to use and operate the Pipelines in, over, under or across the Real Property covered thereby in substantially the same manner in which a reasonably prudent owner and operator would use, operate and maintain similar pipelines, and in substantially the manner in which the Pipelines are currently used and operated and have been used and operated during the prior twelve months, except, in each instance, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(iii)	SPPR has fulfilled and performed all its material obligations with respect to any Required Rights and no default or other event has occurred that allows (or after notice or lapse of time would allow) revocation or termination thereof or would result in any impairment of the rights of the holder of any Required Rights, except for such revocations, terminations and impairments that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) SPPR has, and as of the Closing, the Partnership or its Affiliate will have, good title to all owned and valid interests in all tangible personal property included in the Contributed Assets, free and clear of all Liens, except Permitted Liens, other than tangible personal property owned on the date of this Agreement but subsequently sold or otherwise disposed of in the ordinary course of business consistent with prior practice. All tangible personal property included in the Contributed Assets is in good operating condition and repair (normal wear and tear excepted) and has been maintained in accordance with generally accepted industry practice, and is sufficient for the purposes for which it is currently being used or held for use.

(g) As of the Closing, no Storage Tank has any defects that would require such Storage Tank to be removed from service other than for regularly scheduled maintenance and inspection. Schedule 3.7(g) sets forth (i) the shell capacity for each Storage Tank and (ii) the schedule of regular ordinary course of business inspections for each Storage Tank in effect as of the Closing.

3.8 Permits. Other than as specifically set forth to the contrary on Schedule 3.8, to Western’s Knowledge:

(a) SPPR holds or has a valid right to use (and as of the Closing, the Partnership or its Affiliate will hold or have a valid right to use) all Permits (other than Environmental Permits, which are the subject of Section 3.6) that are necessary or desirable for the ownership and operation of the Contributed Assets (the “SPPR Permits”), each in compliance with applicable Laws, except for those the failure of which to have would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) (i) SPPR or Western has complied in all material respects with all terms and conditions of the SPPR Permits; (ii) none of such SPPR Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby; (iii) there is no outstanding written notice, nor to Western’s Knowledge, any other notice of revocation, cancellation or termination of any SPPR Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iv) no Litigation is pending or, to Western’s Knowledge, threatened with respect to any alleged failure by SPPR or its Affiliates to have any SPPR Permit necessary for the ownership and operation of the Contributed Assets or to be in compliance with such SPPR Permits.

3.9 Insurance. SPPR or its Affiliates maintain policies of fire and casualty, liability and other forms of property and liability insurance related to the Contributed Assets in such amounts, with such deductibles, and against such risks and losses as are, in their reasonable business judgment, reasonable for the Contributed Assets. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation, termination or non-renewal has been received, or, to Western’s Knowledge, threatened, with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. To Western’s Knowledge, the ownership and operation of the Contributed Assets have been conducted in a manner so as to conform in all material respects to all applicable provisions of those insurance policies.

3.10 Brokerage Arrangements. Neither SPPR nor any of its Affiliates has entered, directly or indirectly, into any Contract with any Person that would obligate any member of the Partnership Group to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

3.11 Investment. SPPR is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act, as amended (the “Securities Act”). SPPR is not acquiring the New Common Units with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. SPPR is familiar with investments of the nature of the New Common Units, understands that this investment involves substantial risks, has adequately investigated the Partnership and the New Common Units, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the New Common Units, and is able to bear the economic risks of such investment. SPPR has had the opportunity to visit with the Partnership and meet with the officers of the General Partner and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Partnership, has received all materials, documents and other information that SPPR deems necessary or advisable to evaluate the Partnership and the New Common Units, and has made its own independent examination, investigation, analysis and evaluation of the Partnership and the New Common Units, including its own estimate of the value of the New Common Units. SPPR has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Partnership) as SPPR deems adequate. SPPR acknowledges that the New Common Units have not been registered under applicable federal and state securities laws and that the New Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.

3.12 Taxes.

(a) All Tax Returns that are required to be filed by or with respect to the Contributed Assets on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.

(b) All Taxes due and payable by or with respect to the Contributed Assets (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued for by SPPR.

(c) Except as set forth on Schedule 3.12(c), no examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in Section 3.12(a) or any Taxes of or with respect to the Contributed Assets are currently pending or have been proposed in writing or have been threatened.

(d) Except as set forth on Schedule 3.12(d), no waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to the Contributed Assets or any Tax Returns of or with respect to the Contributed Assets.

3.13 Financial Statements.

(a) Western has delivered to the Partnership (i) the audited combined balance sheets as of December 31, 2015 and 2014 and audited combined statements of operations, cash flows and changes in division equity for the years ended December 31, 2015 and 2014, in each case, with respect to the Contributed Assets (the “Audited Financial Statements”) and (ii) the unaudited combined balance sheet as of June 30, 2016 (the “Balance Sheet Date”) and unaudited combined statements of operations, cash flows and changes in division equity for the six months ended June 30, 2016, in each case, with respect to the Contributed Assets (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been prepared from the books and records of Western and its Subsidiaries in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except that the Interim Financial Statements do not include normal recurring year-end adjustments and footnotes required by U.S. generally accepted accounting principles for complete financial statements) and present fairly, in all material respects, the combined financial position, results of operations and cash flows of or attributable to the Contributed Assets as of the dates and for the periods stated in such Financial Statements.

3.14 Material Contracts.

(a) Set forth in Schedule 3.14(a) is a list, as of the date hereof, of each of the following Contracts to which SPPR or any of its Affiliates is a party related to the Contributed Assets or by which any of the Contributed Assets are bound (each a “Material Contract”):

(i)	any Contract related to the Contributed Assets that would limit the right of the Partnership or any of its Subsidiaries to engage in or compete in any geographical area;

(ii)	any Contract for Debt to which any of the Contributed Assets are bound;

(iii)	any Contract for capital expenditures or the acquisition or construction of fixed assets requiring the payment of an amount in excess of $250,000;

(iv)	any Contract relating to the acquisition or disposition of any assets or properties (whether by merger, consolidation, recapitalization, share exchange, sale of stock, sale of assets or otherwise, and whether through proceedings in bankruptcy or otherwise) entered into in the past five years requiring the payment of an amount in excess of $250,000;

(v)	any Contract under which SPPR is lessor or lessee of any Real Property;

(vi)	any Contract containing any preferential rights to purchase or similar rights relating to the Contributed Assets (other than the Omnibus Agreement);

(vii)	any Contract the primary purpose of which is to require SPPR or Western to indemnify or otherwise make whole any Person with an indemnification or make whole obligation having or reasonably expected to have a value in excess of $250,000;

(viii)	any other Contract (other than any Contract granting any Permits, servitudes, easements or rights-of-way) materially affecting the ownership, use or operation of the Contributed Assets, the loss of which could, individually or in the aggregate, have a Material Adverse Effect;

(ix)	any Contract with any Governmental Authority (other than Permits);

(x)	any Contract (or group of related Contracts with a single counterparty or, to Western’s Knowledge, Affiliated counterparties) not described in clause (i) through (ix), that as of the date hereof, is reasonably expected to provide for revenues or commitments in an amount greater than $250,000 during any calendar year; and

(xi)	any interest rate, commodity or currency protection agreement (including any swaps, collars, caps or similar hedging obligations).

(b) Each of SPPR and Western has made available to the Partnership a correct and complete copy of each Material Contract. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract is legal, valid and binding on and enforceable against SPPR or its Affiliates, as the case may be, and to Western’s Knowledge, the counterparty thereto. Each Material Contract is in full force and effect, and none of SPPR or its Affiliates, as the case may be, or, to Western’s Knowledge, any counterparty thereto, is in breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of SPPR or its Affiliates has given or received from any third party any written notice of any action or intent to terminate or amend in any material respect any Material Contract.

3.15 No Adverse Changes. Except as set forth in Schedule 3.15, since the Balance Sheet Date:

(a) there has not been a Material Adverse Effect;

(b) the Contributed Assets have been operated and maintained in the ordinary course of business consistent with past practices;

(c) there has not been any damage to or destruction or loss of the Contributed Assets, whether or not covered by insurance, that individually or in the aggregate exceed $100,000;

(d) there has been no acceleration or delay in, or postponement of, the payment of any Liabilities related to the ownership or operation of the Contributed Assets, individually or in the aggregate, in excess of $100,000;

(e) there has been no acceleration or delay in the collection of any payment related to the ownership or operation of the Contributed Assets, individually or in the aggregate, in excess of $100,000; and

(f) there is no Contract to do any of the foregoing.

3.16 Management Projections. The projections and budgets provided to the Conflicts Committee (including those provided to the Financial Advisor) as part of the Conflicts Committee’s review of the Contributed Assets in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby were prepared and delivered in good faith and have a reasonable basis and are materially consistent with Western’s management’s current expectations regarding the Contributed Assets.

3.17 Absence of Undisclosed Liabilities. The Contributed Assets are not subject to any Liability that would be required by U.S. generally accepted accounting principles to be reflected on a consolidated balance sheet of Northern Tier Energy LP (or required to be described in the notes thereto), except Liabilities that are (a) reflected in the Interim Financial Statements, (b) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice or (c) required to be incurred pursuant to this Agreement or the other Transaction Documents or otherwise in connection with the transactions contemplated hereby or thereby.

3.18 No Other Representations or Warranties; Schedules. Except as set forth in this Article III, neither SPPR nor Western makes any other express or implied representation or warranty with respect to the Contributed Assets or the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership and the General Partner hereby jointly and severally represent and warrant to SPPR and Western that the statements contained in this Article IV are true and correct as of the date of this Agreement:

4.1 Organization and Existence.

(a) Each of the Partnership and the General Partner is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Partnership has all limited partnership power and authority to own the Contributed Assets.

(b) Each of the Partnership and the General Partner is duly qualified to transact business as a limited partnership or limited liability company, as applicable, and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Partnership Material Adverse Effect.

4.2 Authority and Approval; Enforceability. Each of the Partnership and the General Partner has the requisite power and authority to execute and deliver this Agreement and the Partnership, its Subsidiaries and the General Partner have the requisite power and authority to execute and deliver any other Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by each of the Partnership and the General Partner of this Agreement and the execution and delivery by each of the Partnership, its Subsidiaries and the General Partner of any other Transaction Document to which it is or will be a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action of the Partnership, any applicable Subsidiary of the Partnership and the General Partner. Each of this Agreement and any other Transaction Document to which the Partnership, any applicable Subsidiary of the Partnership or the General Partner is or will be a party constitutes or will constitute, upon execution and delivery by the Partnership, any Subsidiary of the Partnership or the General Partner, as applicable, the valid and binding obligation of the Partnership, such applicable Subsidiary of the Partnership or the

General Partner, as applicable, enforceable against the Partnership, such Subsidiary of the Partnership or the General Partner in accordance with its terms, except as such enforcement may be limited by Creditors’ Rights.

4.3 No Conflict. Other than as set forth on Schedule 4.3, this Agreement, the other Transaction Documents to which the Partnership, the General Partner or any other member of the Partnership Group is or will be a party and the execution and delivery hereof and thereof by the Partnership, the General Partner or any other member of the Partnership Group do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with any of the provisions of the Organizational Documents of the Partnership, the General Partner or any other member of the Partnership Group;

(b) conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Partnership, the General Partner or any other member of the Partnership Group;

(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or give others the right to terminate any indenture, mortgage, Lien or Contract to which the Partnership, the General Partner or any other member of the Partnership Group is a party or by which any of them is bound;

(d) result in the creation of, or afford any person the right to obtain, any Lien on the capital stock or other equity interests, property or assets of the Partnership, the General Partner or any other member of the Partnership Group under any such Contract; or

(e) result in the revocation, cancellation, suspension or material modification, individually or in the aggregate, of any Governmental Approval possessed by the Partnership, the General Partner or any other member of the Partnership Group that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted in all material respects, including any Governmental Approvals under any applicable Environmental Law;

(f) except, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

4.4 Delivery of Fairness Opinion. The Financial Advisor has delivered an opinion to the Conflicts Committee that the consideration to be paid by the Partnership as consideration for the Contributed Assets pursuant to this Agreement is fair, from a financial point of view, to the Partnership and the common unitholders of the Partnership (other than the General Partner and its Affiliates).

4.5 Brokerage Arrangements. The Partnership has not entered, directly or indirectly, into any Contract with any Person, other than the Financial Advisor (whose fees shall be paid by the Partnership), that would obligate Western or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

4.6 New Common Units. The New Common Units being issued at Closing, when issued in consideration for the contribution by SPPR of the Contributed Assets as provided by this Agreement, will be duly authorized, validly issued, fully paid (to the extent required by the Partnership’s Organizational

Documents) and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in the Partnership Agreement).

4.7 Available Funds. The Partnership will have at Closing sufficient cash, or will have at Closing access to sufficient cash via the Acquirer Debt, to enable it to make payment, in immediately available funds, of the Cash Consideration when due and any other amounts to be paid by it hereunder.

4.8 No Other Representations or Warranties; Schedules. Except as set forth in this Article IV, none of the Partnership nor the General Partner makes any other express or implied representation or warranty with respect to the New Common Units or the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE V

COVENANTS, ETC.

5.1 Conduct of the Business. SPPR and Western covenant and agree that from and after the execution of this Agreement and until the Closing, except (i) as contemplated by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of the Partnership (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) Neither SPPR nor Western will sell, transfer, assign, convey or otherwise dispose of any of the Contributed Assets, other than the sale of inventory in the ordinary course of business consistent with past practice;

(b) Each of SPPR and Western will, and will cause each of their respective Affiliates to, use commercially reasonable efforts to maintain the applicable Contributed Assets in such working order and condition as is consistent with past practice;

(c) Each of SPPR and Western will, and will cause each of their respective Affiliates to, use commercially reasonable efforts to, operate the Contributed Assets in the ordinary course consistent with past practices;

(d) Each of SPPR and Western will, and will cause each of their respective Affiliates to, use commercially reasonable efforts to, preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors, shippers and others having business dealings relating to the Contributed Assets;

(e) Neither SPPR nor Western will, nor will they permit their respective Affiliates to, permit any Lien to be imposed on the Contributed Assets, other than Permitted Liens;

(f) Neither SPPR nor Western will, nor will they permit their respective Affiliates to, accelerate, delay or postpone the payment of any Liabilities or the collection of any payment, related to Contributed Assets that are, individually or in the aggregate, material; and

(g) Neither SPPR nor Western will, nor will they permit their respective Affiliates to, amend, modify or terminate any Material Contract, or otherwise waive, release or assign any rights, claims or benefits thereunder, or enter into any Contract that, if entered into prior to the date of this Agreement, would constitute a Material Contract.

5.2 Financial Statements; Financing Cooperation.

(a) SPPR and Western shall permit the Partnership and its representatives to contact SPPR’s and Western’s accountants, auditors and employees, and shall cause such accountants, auditors and employees to discuss, cooperate and provide information reasonably requested by the Partnership or its representatives, in order for the Partnership to prepare audited and unaudited historical financial statements for the Contributed Assets and pro forma financial statements of the Partnership, in each case that meet the requirements of Regulation S-X promulgated under the Securities Act. Each of SPPR and Western shall cause its accountants, auditors and employees to cooperate with the Partnership with regards to responding to any comments from the Commission on the financial statements relating to the Contributed Assets. The Partnership shall be responsible for and shall pay for or reimburse SPPR and Western for all out-of-pocket costs incurred by SPPR and Western in connection with the external audit of any such financial statements (including reasonable accountants’ fees). The obligations of SPPR and Western under this Section 5.2 shall survive for three (3) years after the Closing.

(b) From and after the date of this Agreement, SPPR and Western shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to cause its and their representatives (including their auditors) to provide all customary cooperation as reasonably requested by the Partnership to assist the Partnership in the arrangement of any bank debt financing or any capital markets debt financing necessary or desirable to fund the Cash Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including any necessary offering documents related thereto.

5.3 Debt Financed Cash Consideration.

(a) Prior to the Closing, the Partnership shall borrow at least $50,000,000 (the “Minimum Acquirer Debt”) of the Cash Consideration under indebtedness for which no partner of the Partnership or any related Person bears the economic risk of loss as defined by Treasury Regulation Section 1.752-2, in a manner such that the proceeds of such borrowing are allocable to the distribution of the Cash Consideration to SPPR as payment of the Cash Consideration pursuant to Treasury Regulation Section 1.707-5(b)(1) and Temporary Treasury Regulation 1.163-8T (the full amount of such borrowing, and any “refinancing” of such borrowing treated as the liability it refinances pursuant to Treasury Regulation Section 1.707-5(c), the “Acquirer Debt”).

(b) The Parties intend that the Minimum Acquirer Debt shall qualify as a “debt-financed transfer” to the extent of SPPR’s allocable share of the Minimum Acquirer Debt under Treasury Regulation Section 1.707-5(b) and accordingly, such amount will not be taken into account as part of a “disguised sale” of property contributed to the Partnership under Treasury Regulations Section 1.707-3.

(c) The Parties hereby agree (and agree on behalf of their respective Affiliates) that, as of the Closing Date, the Parties (and their respective Affiliates) have no plan to repay or otherwise reduce the principal balance of the Acquirer Debt that is outstanding immediately after the Closing Date below the Minimum Acquirer Debt.

(d) The Parties shall act at all times in a manner consistent with the foregoing provisions of this Section 5.3, except with the prior written consent of Western or as otherwise required by applicable Law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.

5.4 Access. From the date of this Agreement until the Closing Date, SPPR and Western shall, upon reasonable advance notice by the Partnership, (a) provide the Partnership and its representatives reasonable access, during normal business hours, to the Contributed Assets and (b) furnish to the Partnership such documents and information in the possession or control of SPPR and Western or their Affiliates concerning the Contributed Assets as the Partnership from time to time may reasonably request, but only to the extent that SPPR or Western may comply with the covenants in clause (a) and (b) above without breaching any confidentiality obligation binding on SPPR, Western or their Affiliates. With respect to the Real Property, such access shall be subject to the rights of parties in possession and the terms of any instruments under which SPPR or Western uses or occupies such Real Property.

5.5 Independent Investigation. Subject to Section 8.14, the Partnership acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on its own independent investigation of the Contributed Assets and upon the express written representations, warranties and covenants in this Agreement or the other Transaction Documents. Without diminishing the scope of the express written representations, warranties and covenants of the Parties and without affecting or impairing its right to rely thereon, (A) THE PARTNERSHIP ACKNOWLEDGES THAT NEITHER WESTERN NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE CONTAINED IN ARTICLE III, AND SPPR AND WESTERN HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONTRIBUTED ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) AND (B) EACH OF SPPR AND WESTERN ACKNOWLEDGES THAT NEITHER THE PARTNERSHIP NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE CONTAINED IN ARTICLE IV, AND THE PARTNERSHIP HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONTRIBUTED ASSETS.

5.6 Post-Closing Receivables and Payments.

(a) Should Western or any of its Subsidiaries receive any payments related to the Contributed Assets and attributable to accounts receivable that relate to the ownership and operation of the Contributed Assets after the Closing Date, then Western shall or shall cause its applicable Subsidiary to, within thirty (30) days of receipt of such payments, forward such payments to the Partnership. Should the Partnership or any of its Subsidiaries receive any payments related to the Contributed Assets and attributable to accounts receivable that relate to the ownership and operation of the Contributed Assets on or prior to the Closing Date, then the Partnership shall or shall cause its applicable Subsidiary to, within thirty (30) days of receipt of such payments, forward such payments to Western.

(b) If any demand is made on Western or any of its Subsidiaries to pay any invoice or other account payables incurred in connection with the ownership or operation of the Contributed Assets after the Closing Date, then the Partnership shall be responsible for the same. If any demand is made on the Partnership or any of its Subsidiaries to pay any invoice or other account payables incurred in connection with the operation of the Contributed Assets on or prior to the Closing Date, then Western shall be responsible for the same.

5.7 Further Assurances.

(a) On and after the Closing Date, the Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated by this Agreement and the other Transaction Documents, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof or thereof and the taking of all such other actions as such Party may reasonably be requested to take by the other Party from to time to time, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and transactions contemplated hereby and thereby.

(b) SPPR and Western shall cooperate and use their respective commercially reasonable efforts to assist WRT and the Partnership in making any claims under any of the Contracts assigned to WRT as part of the contribution of the Contributed Assets.

5.8 Closing and Post-Closing Obligations Related to Real Property.

(a) On or before the fifth (5th) business day following the Closing Date, SPPR shall record the Cottage Grove Deed in the applicable real property recording office and, promptly following receipt of a recorded copy thereof, deliver to WRT copies of the recorded Cottage Grove Deed.

(b) On or before the forty-fifth (45th) day following the Closing Date, SPPR and Western shall obtain one or more legal descriptions for the Refinery Deed Property in proper form for recording in the applicable real property recording offices.

(c) On or before the sixtieth (60th) day following the Closing Date, SPPR and Western shall (i) (A) obtain from the applicable lienholders and record or cause to be recorded in the applicable real property recording offices one or more documents releasing of record all Liens securing Debt of SPPR and its Affiliates that encumber the Real Property and (B) as soon as reasonably practicable following the execution and recordation of the documents detailed in Section 5.8(c)(i)(A) above, deliver to WRT copies of the fully executed and recorded documents detailed in Section 5.8(c)(i)(A) and a title commitment from a title insurance company reasonably acceptable to WRT (or such other written evidence as may be reasonably acceptable to WRT) documenting that the Liens described in Section 5.8(c)(i)(A) have been fully released and no longer encumber the Real Property and the Real Property is subject to no Liens other than Permitted Liens, (ii) for the portions (if any) of the Refinery Deed Property constituting stand-alone, legally conveyable lots (“Standalone Lots”), execute and record in the applicable real property recording offices one or more deeds, in substantially the same form as the Refinery Deed, conveying, to the fullest extent permissible under applicable law, such portions (if any) of the Refinery Deed Property, including the applicable land and improvements located thereon, and (iii) for the portions (if any) of the Refinery Deed Property that do not constitute Standalone Lots, execute and record in the applicable real property recording offices one or more conveyance instruments, in form and substance reasonably acceptable to the Parties conveying, to the fullest extent permissible under applicable law, such portions (if any) of the Refinery Deed Property consisting of improvements (but not the underlying land). As soon as reasonably practicable following the execution and recordation of the documents detailed in Sections 5.8(c)(ii) and (iii) above, Western shall deliver to WRT copies of the fully executed and recorded documents detailed in Sections 5.8(c)(ii) and (iii) and a title commitment from a title insurance company reasonably acceptable to WRT (or such other written evidence as may be reasonably acceptable to WRT) documenting that the recorded deeds detailed in Sections 5.8(c)(ii) and (iii) have been properly recorded and constitute insurable fee interests in favor of WRT subject to no Liens other than Permitted Liens.

(d) On or before (i) the two-hundred seventieth (270th) day following the Closing Date, SPPR and Western shall cause the Refinery Deed Property to be subdivided or re-platted to cause the Refinery Deed Property to be stand-alone, legally conveyable lots (“Subdivided Refinery Deed Property”) and (ii) the tenth (10th) business day following the subdivision or re-platting as described in clause (i) above, Western shall cause SPPR to execute and record in the applicable real property recording offices, a new deed (or deeds, if necessary), in substantially the same form as the Refinery Deed, amending and restating the Refinery Deed (and other deeds executed pursuant to Sections 5.8(c)(ii) or (iii)), which replaces and consolidates such previously executed deeds covering the Refinery Deed Property into a new deed (or deeds, if necessary) legally describing the Refinery Deed Property as the Subdivided Refinery Deed Property (“Consolidated A/R Deed”). As soon as reasonably practicable following the execution and recordation of the documents detailed in Section 5.8(d)(ii) above, Western shall deliver to WRT copies of the fully executed and recorded documents detailed in Section 5.8(d)(ii) and a title commitment from a title insurance company reasonably acceptable to WRT (or such other written evidence as may be reasonably acceptable to WRT) documenting that the Consolidated A/R Deed has been properly recorded and constitutes an insurable fee interest in favor of WRT subject to no Liens other than Permitted Liens. Notwithstanding the foregoing, in the event that SPPR is legally unable to cause all or a portion of the Refinery Deed Property to be subdivided or re-platted to cause the Refinery Deed Property to be stand-alone, legally conveyable lots, WRT agrees to work in good faith with SPPR, for a period not exceeding ninety (90) days after the expiration of the two hundred seventy (270) day period, to negotiate an alternative solution which would result in providing WRT with rights to use and enjoy the Refinery Deed Property which are substantially equivalent to the rights in favor of WRT described in this Agreement, the other Transaction Documents, and transactions contemplated hereby and thereby.

(e) Notwithstanding anything stated herein to the contrary, all transfer taxes, recording fees, and other costs payable in connection with the subdivision, conveyances, re-conveyances and recordation of the documents referenced in Section 5.8 shall be paid by SPPR.

5.9 NYSE Listing. Prior to the Closing, the Partnership will use its reasonable best efforts to obtain approval for listing, subject to notice of issuance, of the New Common Units on the New York Stock Exchange.

5.10 Tax Covenants.

(a) The Parties agree that SPPR and Western shall, jointly and severally, bear the liability for any Taxes imposed on or incurred by or with respect to the Contributed Assets for any taxable period or portion therefore ending on or prior to the Closing Date. The Parties further agree that the Partnership shall bear the liability for any Taxes imposed on or incurred by or with respect to the Contributed Assets for any taxable period or portion therefor beginning after the Closing Date.

(b) The Parties agree that whenever it is necessary for purposes of this Section 5.10 to determine the amount of any Taxes imposed on or incurred by or with respect to the Contributed Assets for a taxable period beginning before and ending after the Closing Date (a “Straddle Period”) which is allocable to the portion of the Straddle Period ending on or before the Closing Date, the determination shall be made, in the case of property or ad valorem or franchise Taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), by prorating such Taxes ratably on a per diem basis and, in the case of other Taxes, by assuming that such portion of the Straddle Period ending on or prior to the Closing Date constitutes a separate taxable period applicable to SPPR and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis).

(c) With respect to any Tax Return attributable to a Straddle Period that is required to be filed after the Closing Date with respect to the Contributed Assets, the Partnership shall cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, furnish a copy of such Tax Return to Western, cause such Tax Return to be filed timely with the appropriate Tax Authority, and the Partnership shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return (but shall have a right to recover from Western the amount of Taxes attributable to the portion of the taxable period ending on or prior to the Closing Date pursuant to Section 5.10(a)).

(d) The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, (i) to accomplish the apportionment of income described pursuant to this Section 5.10, (ii) to respond to requests for the provision of any information or documentation within the knowledge or possession of such Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under ASC 740 (including compliance with Financial Accounting Standards Board Interpretation No. 48), and (iii) in connection with any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership, SPPR and Western shall use their respective commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Contributed Assets relating to any taxable period beginning before the Closing Date until the later of six years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. The Partnership and Western each agree, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

(e) The Parties intend that for United States federal income tax purposes, (i) the contribution of the Contributed Assets shall be treated as a contribution by WRSW to the Partnership pursuant to Section 721(a) of the Code, subject to Section 707 of the Code, and (ii) to the extent applicable, the distribution of the Cash Consideration shall qualify as a “debt-financed transfer” under Section 1.707-5(b) of the Treasury Regulations pursuant to Section 5.3 of this Agreement. Any Cash Consideration in excess of the amount treated as a “debt financed transfer” shall be treated (i) as reimbursement of WRSW’s preformation expenditures within the meaning of Section 1.707-4(d) of the Treasury Regulations to the greatest extent applicable, and (ii) in a transaction subject to treatment under Section 707(a) of the Code and its implementing Treasury Regulations, as in part a sale, and in part a contribution, by WRSW of the Contributed Assets. The Parties agree to file all Tax Returns and otherwise act at all times in a manner consistent with this intended treatment of Cash Consideration, the Acquirer Debt, and the contribution of the Contributed Assets, including disclosing the distribution of the Cash Consideration in accordance with the requirements of Section 1.707-3(c)(2) of the Treasury Regulations.

5.11 Consents.

(a) Each of SPPR and Western shall use reasonable best efforts to obtain the Consents listed on Schedule 3.4 at its sole cost and expense, and, upon receipt of such Consents, shall, if necessary, execute an assignment and assumption agreement with customary terms.

(b) If and to the extent that the valid, complete and perfected transfer or assignment of any Contributed Asset (including any Contract) as part of the contribution of the Contributed Assets to the Partnership would be a violation of applicable Law, or require any Consent that has not been obtained or made by the Closing, then, unless the Parties shall otherwise mutually determine, the transfer or assignment of that Contributed Asset shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consents have been obtained or made. Notwithstanding the foregoing, any such Contributed Asset shall continue to constitute Contributed Assets for all other purposes of this Agreement.

(c) If any transfer or assignment of any Contributed Asset intended to be transferred or assigned hereunder, as the case may be, is not consummated at or prior to the Closing, whether as a result of the provisions of Section 5.11(b) or for any other reason, then, insofar as reasonably possible, Western or its applicable Subsidiary retaining such Contributed Asset shall thereafter hold such Contributed Asset for the use, benefit and/or burden of the Partnership (at the expense of SPPR and Western and for the account of the Partnership) until such time as such transfer or assignment can be completed; provided, however, that Western or its applicable Subsidiary shall hold such Contributed Asset for the use, benefit and/or burden of the Partnership at Western’s expense if the reason the transfer or assignment is not consummated is the failure to obtain any Consent. In addition, Western or its applicable Subsidiary shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Contributed Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Partnership in order to place the Partnership in a substantially similar position as if such Contributed Asset had been transferred or assigned as contemplated hereby and so that all the benefits and burdens relating to such Contributed Asset, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Contributed Asset, as the case may be, and all costs and expenses related thereto, shall inure from and after the Closing to the Partnership.

5.12 Environmental Remediation. The Parties agree that there is known soil and groundwater contamination at the Refinery Complex and the Refinery Deed Property, as generally described in the Phase I Environmental Site Assessment dated September 2010 prepared by Sage Environmental Consulting, Inc., currently being remediated by SPPR under the oversight of the Minnesota Pollution Control Agency (“MPCA”), MPCA Site ID 917 (the “Remedial Work”). Following the Closing Date, SPPR shall continue to perform the Remedial Work using commercially reasonable efforts necessary to achieve a No Further Action letter or similar document providing regulatory closure from the MPCA. The Parties agree that SPPR shall have reasonable access to the Refinery Deed Property to perform the Remedial Work, provided that such work shall not unreasonably interfere with the Partnership’s ownership or operation of the Contributed Assets. SPPR shall make available to the Partnership copies of all reports filed with the MPCA related to the remediation of the known soil and groundwater contamination and shall provide notice to the Partnership of any material change in the nature of the Remedial Work as it is presently being performed by SPPR. The Partnership agrees that if, in the ordinary course of its operations, it discovers any significant conditions in relation to the Remedial Work that affect the progress of the Remedial Work, such as malfunctioning equipment operated by SPPR, the Partnership will provide notice to SPPR of the relevant condition(s). Without limiting the indemnification obligations of Western and the Partnership set forth in Sections 8.8(a)(iii) and 8.8(b)(ii), in the event of a release of Hazardous Materials from the Refinery Complex that results in contamination at or under the Refinery Deed Property following the Closing, the Parties agree that SPPR shall have the right to assume responsibility for remediating such contamination and for obtaining regulatory closure from the MPCA in a manner similar to the provisions for known contamination set forth above.

5.13 Environmental Permits. The Parties agree that SPPR and Western shall continue to maintain in full force and effect and, as necessary, seek to renew, any and all Environmental Permits in SPPR’s or Western’s name, as applicable, that are required for the ownership and operation of the Contributed Assets and shall allow the Partnership to operate under such Environmental Permits. Neither SPPR nor Western shall terminate any such permits without prior reasonable notice to the Partnership sufficient to allow time for the Partnership to obtain its own Environmental Permits. In addition, the Partnership shall have the right to, and SPPR and Western shall have the right to request that the Partnership, apply for and obtain its own Environmental Permits for the ownership and operation of the Contributed Assets. To the extent that any Environmental Permit is nontransferable and must be reissued, SPPR or Western, as applicable, shall use reasonable best efforts to assist the Partnership and its Affiliates in having such Environmental Permits reissued.

5.14 Other Permits. To the extent that any SPPR Permit is nontransferable and must be reissued, Western shall, and shall cause its Affiliates to, use reasonable best efforts to assist the Partnership and its Affiliates in having such SPPR Permits reissued.

5.15 Operational Services Agreement. The Parties agree that, as requested by the Partnership, WRSW and WRCLP and their Affiliates shall provide employee services to the extent requested by the Partnership for the Partnership to operate the Contributed Assets in accordance with the terms and conditions of the Operational Services Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties(subject to applicable Laws) on or prior to the Closing Date of all of the following conditions:

(a) all necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been made and obtained; provided, however, that, prior to invoking this condition, the invoking party shall have used commercially reasonable efforts to make or obtain such filings and consents;

(b) no Party shall be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and no Law enacted, entered, or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, shall be in effect;

(c) the New Common Units shall have been approved for listing upon notice of issuance on The New York Stock Exchange; and

(d) Western shall have received from an independent appraiser or other expert a written certificate or opinion, in compliance with section 314 of the Trust Indenture Act of 1939, as amended, stating that the release of the Contributed Assets under the NTI Indenture will not impair the security under the NTI Indenture in contravention of the provisions thereof.

6.2 Conditions to the Obligation of the Partnership. The obligation of the Partnership and the General Partner to proceed with the Closing is subject to the satisfaction or waiver by the Partnership on or prior to the Closing Date of the following conditions:

(a) SPPR and Western shall have performed, in all material respects, the covenants and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date;

(b) (i) the Fundamental Representations shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) in all respects as of the date of this Agreement and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of SPPR and Western made in this Agreement shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) as of the date of this Agreement and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c) Western shall have delivered to the Partnership a certificate dated the Closing Date and signed by an authorized officer of Western confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.2 (the “Western Closing Certificate”);

(d) Western shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.2; and

(e) between the date hereof and the Closing Date, there shall not have been a Material Adverse Effect.

6.3 Conditions to the Obligation of Western. The obligation of SPPR and Western to proceed with the Closing is subject to the satisfaction or waiver by Western on or prior to the Closing Date of the following conditions:

(a) the Partnership and the General Partner shall have performed, in all material respects, the covenants and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date;

(b) (i) the Partnership Fundamental Representations shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) in all respects as of the date of this Agreement and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of the Partnership and the General Partner made in this Agreement shall be true and correct (without regard to qualifications as to materiality or Partnership Material Adverse Effect contained therein) as of the date of this Agreement and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect;

(c) the Partnership shall have delivered to Western a certificate dated the Closing Date and signed by an authorized officer of the General Partner confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.3 (the “Partnership Closing Certificate”);

(d) the Partnership shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.3; and

(e) between the date hereof and the Closing Date, there shall not have been a Partnership Material Adverse Effect.

ARTICLE VII

CLOSING

7.1 Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by Western and the Partnership, the closing (the “Closing”) of the transactions contemplated by this Agreement will be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas at 9:00 a.m., Houston, Texas time on the later to occur of (a) September 12, 2016 or (b) the date that is two business days immediately following the date of fulfillment or waiver (in accordance with the provisions hereof) of the last to be fulfilled or waived of the conditions set forth in Sections 6.1, 6.2 and 6.3 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), or such other date as the Parties shall agree. The date on which the Closing occurs is referred to as the “Closing Date.”

7.2 Deliveries by Western. At the Closing, Western will deliver (or cause to be delivered) the following:

(a) a counterpart to the Bill of Sale, Assignment and Assumption Agreement, duly executed by SPPR;

(b) a counterpart to the Terminalling, Transportation and Storage Services Agreement, duly executed by SPPR;

(c) a counterpart to the Access Agreement, duly executed by SPPR;

(d) a counterpart to the Memorandum, in sufficient duplicate originals to allow recording in all applicable real property recording offices, duly executed by SPPR;

(e) the Western Closing Certificate, duly executed by an officer of Western;

(f) an executed statement described in Treasury regulations section 1.1445-2(b)(2) certifying that WRSW is neither a disregarded entity nor a foreign person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder;

(g) a counterpart to the Cottage Grove Deed, in sufficient duplicate originals to allow recording in all applicable real property recording offices, duly executed by SPPR;

(h) a counterpart to the Refinery Deed, duly executed by SPPR;

(i) a counterpart to the Pipeline Conveyance, in sufficient duplicate originals to allow recording in all applicable real property recording offices, duly executed by SPPR; and

(j) such other documents, certificates and other instruments (to the extent Western, SPPR or any of their respective Subsidiaries is a party thereto) provided for by this Agreement.

7.3 Deliveries by the Partnership. At the Closing, the Partnership and the General Partner will deliver (or cause to be delivered) the following:

(a) the Cash Consideration, by wire transfer of immediately available funds to an account specified by Western;

(b) the New Common Units, by issuance of such New Common Units (in book-entry form) to SPPR, by instruction to the Partnership’s transfer agent or otherwise, and evidence of such issuance that is reasonably satisfactory to Western;

(c) a counterpart to the Bill of Sale, Assignment and Assumption Agreement, duly executed by WRT;

(d) a counterpart to the Terminalling, Transportation and Storage Services Agreement, duly executed by WRT;

(e) a counterpart to the Access Agreement, duly executed by WRT;

(f) a counterpart to the Memorandum, in sufficient duplicate originals to allow recording in all applicable real property recording offices, duly executed by WRT;

(g) the Partnership Closing Certificate, duly executed by an officer of the General Partner;

(h) a counterpart to the Cottage Grove Deed, in sufficient duplicate originals to allow recording in all applicable real property recording offices, duly executed by WRT;

(i) a counterpart to the Refinery Deed, duly executed by WRT;

(j) a counterpart to the Pipeline Conveyance, in sufficient duplicate originals to allow recording in all applicable real property recording offices, duly executed by WRT; and

(k) such other documents, certificates and other instruments (to the extent the Partnership, the General Partner or any of their respective Subsidiaries is a party thereto) provided for by this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification of Western and Other Parties. From and after the Closing Date, subject to the other provisions of this Article VIII, the Partnership shall indemnify and hold Western and its Controlled Affiliates, directors, officers, employees, agents and representatives (together with Western, the “Western Indemnitees”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims, demands, assertions, actions, proceedings and liabilities, including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses of investigation, defending and prosecuting Litigation (collectively, the “Damages”), suffered by the Western Indemnitees as a result of, caused by, arising out of, or in any way relating to:

(a) any breach of a representation or warranty of the Partnership or the General Partner in this Agreement or the Partnership Closing Certificate;

(b) any breach of any agreement or covenant under this Agreement on the part of the Partnership; or

(c) any of the Assumed Liabilities.

8.2 Indemnification of the Partnership and other Parties. From and after the Closing Date, subject to the other provisions of this Article VIII:

(a) Western shall indemnify and hold the members of the Partnership Group and their respective directors, officers, employees, agents and representatives (together with the Partnership, the “Partnership Indemnitees”) harmless from and against any and all Damages suffered by the Partnership Indemnitees as a result of, caused by, arising out of, or in any way relating to:

(i)	any breach of a representation or warranty of Western in this Agreement or the Western Closing Certificate, except with respect to any breach of a representation or warranty set forth in Section 3.7(g);

(ii)	any breach of any representation or warranty of Western set forth in Section 3.7(g);

(iii)	any breach of any agreement or covenant in this Agreement on the part of Western; or

(iv)	any of the Excluded Liabilities of Western (other than, for the avoidance of doubt, any Excluded Liability set forth in Section 2.4(a)); and

(b) SPPR shall indemnify and hold the Partnership Indemnitees harmless from and against any and all Damages suffered by the Partnership Indemnitees as a result of, caused by, arising out of, or in any way relating to:

(i)	any breach of a representation or warranty of SPPR in this Agreement or in the Western Closing Certificate, except with respect to any breach of a representation or warranty set forth in Section 3.7(g);

(ii)	any breach of any representation or warranty of SPPR set forth in Section 3.7(g);

(iii)	any breach of any agreement or covenant in this Agreement on the part of SPPR; or

(iv)	any of the Excluded Liabilities of SPPR..

8.3 Demands. Each indemnified party agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Indemnity Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement to the extent that knowing failure to notify actually results in material prejudice or damage to the indemnifying party.

8.4 Right to Contest and Defend.

(a) The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, however, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within twenty (20) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 8.4 by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Indemnity Claim or elects to contest such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party.

(b) Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

8.5 Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for reasonable expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall reasonably cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

8.6 Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.

8.7 Reimbursements. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all reimbursements (including, without limitation, insurance proceeds) received by the other party related to the Damages (net of any costs of recovering such reimbursements).

8.8 Environmental Indemnification.

(a) Subject to Section 8.9, SPPR and Western shall, jointly and severally, indemnify, defend and hold harmless the Partnership Indemnitees from and against any Damages suffered or incurred by the Partnership Indemnitees, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i)	any violation or correction of violation of Environmental Laws arising from or relating to the ownership, operation or condition of the Contributed Assets at and prior to the Closing Date; provided that SPPR and Western are notified in writing of such violation or correction of violation consistent with the requirements of Section 8.10;

(ii)	any environmental event, condition or matter arising from or relating to the ownership, operation or condition of the Contributed Assets at and prior to the Closing Date (including, without limitation, the presence of Hazardous Materials on, under, about or migrating to or from the Contributed Assets or the disposal or release of Hazardous Materials generated by operation of the Contributed Assets at locations other than the Real Property) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws (each, an “Environmental Activity”), (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work; provided that SPPR and Western are notified in writing of such environmental event, condition or matter consistent with the requirements of Section 8.10;

(iii)	any environmental event, condition or matter arising from or relating to the ownership, operation or condition of the Refinery Complex or the Excluded Assets following the Closing Date, including (A) the release of Hazardous Materials from the Refinery Complex or the Excluded Assets on, under, about or otherwise affecting the Refinery Deed Property or the Cottage Grove Deed Property, (B) the cost and expense of any Environmental Activity required in response to any such event, condition, or matter, (C) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws in connection with the foregoing, and (D) the cost and expense for any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work; provided that SPPR and Western are notified in writing of such environmental event, condition or matter consistent with the requirements of Section 8.10.

(clauses (i), (ii) and (iii) collectively, “Covered Environmental Losses”).

(b) The Partnership shall indemnify, defend and hold harmless the Western Indemnitees from and against any Damages suffered or incurred by the Western Indemnitees, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i)	any violation or correction of violation of Environmental Laws arising from or relating to the ownership or condition of the Contributed Assets following the Closing Date or the operation of the Contributed Assets by the Partnership following the Closing Date; and

(ii)	any environmental event, condition or matter arising from or relating to the ownership or operation of the Contributed Assets by the Partnership following the Closing Date, including (A) the presence of Hazardous Materials on, under, about or migrating to or from the Contributed Assets or the disposal or release of Hazardous Materials generated by operation of the Contributed Assets at non-Contributed Asset locations), (B) the cost and expense of any Environmental Activity, (C) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (D) the cost and expense for any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work.

8.9 Limitations on Indemnification.

(a) To the extent that the Partnership Indemnitees or the Western Indemnitees are entitled to indemnification for Damages pursuant to Section 8.2(a)(i) or Section 8.2(b)(i) (but not including Damages for breaches of Fundamental Representations or for breaches of the representations or warranties in Section 3.4(c) or Section 3.7(g)) or Section 8.1(a) (but not including Damages for breaches of Partnership Fundamental Representations), respectively, SPPR and Western, on the one hand, or the Partnership, on the other hand, as the case may be, shall not be liable for those Damages unless the aggregate amount of Damages exceeds $2,100,000 (the “Deductible”), and then only to the extent of any such excess; provided, however, that no indemnified party shall submit a claim for indemnification to the indemnifying party unless (A) the Damages in respect of such claim (or series of related claims) exceed $50,000 (each such claim (or series of related claims) with Damages that do not exceed $50,000, a “De Minimis Claim”), or (B) the amount of all De Minimis Claims exceeds $250,000 in the aggregate, after which all De Minimis Claims shall be applied to the Deductible from the first dollar (not just the amount in excess of $250,000); provided, further, that SPPR and Western, on the one hand, or the Partnership, on the other hand, shall not be liable for Damages pursuant to Section 8.2(a)(i) or Section 8.2(b)(i) (but not including Damages for breaches of Fundamental Representations) or Section 8.1(a) (but not including Damages for breaches of Partnership Fundamental Representations), respectively, that exceed, in the aggregate, $21,000,000 (the “Cap”).

(b) The Partnership Indemnitees shall only be entitled to indemnification from SPPR and Western pursuant to Section 8.2(a)(ii) and Section 8.2(b)(ii) (x) following an inspection of the applicable Storage Tank performed in the ordinary course of business consistent with Schedule 3.7(g), and (y) in such event, only for reasonable and necessary documented out-of-pocket costs and expenses incurred to address any such breach; provided, however, that neither SPPR nor Western shall be liable for such costs and expenses unless the aggregate amount of such costs and expenses (of all Storage Tanks) exceed $500,000 and then only to the extent of any such excess; provided, further, that neither SPPR nor Western shall be liable for such costs and expenses pursuant to Section 8.2(a)(ii) or Section 8.2(b)(ii) that collectively exceed, in the aggregate, $4,000,000. The Partnership shall be responsible for all costs and expenses relating to the performance of any such Storage Tank inspection.

(c) Notwithstanding Section 8.9(a), to the extent the Partnership Indemnitees or the Western Indemnitees are entitled to indemnification for Damages for claims arising from fraud or related to or arising from Taxes (including, without limitation, in the case of the Partnership Indemnitees, Damages for breach of the representations or warranties in Section 3.12), SPPR and Western, on the one hand, or the Partnership, on the other hand, as the case may be, shall be fully liable for such Damages without regard to the Deductible or the Cap. For the avoidance of doubt, (i) SPPR and Western shall be fully liable (A) for Damages pursuant to Sections 8.2(a)(iii), 8.2(a)(iv), 8.2(b)(iii) and 8.2(b)(iv), as applicable, and for breaches of Fundamental Representations without regard to the Deductible or the Cap, and (ii) the Partnership shall be fully liable for Damages pursuant to Section 8.1(b) or 8.1(c) and for breaches of Partnership Fundamental Representations without regard to the Deductible or the Cap.

(d) Notwithstanding Section 8.9(a), with respect to Covered Environmental Losses under Section 8.8(a), the Western Indemnitees shall not be obligated to indemnify, defend and hold harmless the Partnership Indemnitees for any such Covered Environmental Loss until such time as the amount of such Covered Environmental Losses associated with an individual claim exceeds $100,000 (the “Environmental Deductible”), at which time the Western Indemnitees shall be obligated to indemnify the Partnership Indemnitees for the amount of Covered Environmental Losses with respect to such claim under Section 8.8(a) that are in excess of the Environmental Deductible that are incurred by the Partnership Indemnitees.

8.10 Survival.

(a) The liability of SPPR and Western for the breach of any of the representations and warranties of SPPR or Western, as applicable, set forth in Article III other than the Fundamental Representations and the matters set forth in Section 3.4(c) (Certain Consents), Section 3.7(g) (Storage Tanks) and Section 3.12 (Taxes) shall be limited to claims for which the Partnership delivers written notice to SPPR and Western on or before the date that is eighteen (18) months after the Closing Date, and the liability of SPPR and Western for the breach of the representations and warranties of SPPR and Western, as applicable, set forth in Section 3.4(c) or Section 3.7(g) shall be limited to claims for which the Partnership delivers written notice to SPPR and Western on or before the third anniversary of the Closing Date. The liability of SPPR and Western for Damages for claims related to or arising from Taxes (including, without limitation, Damages for claims for breach of covenants or breach of the representations or warranties in Section 3.12) shall be limited to claims for which the Partnership delivers written notice to Western on or before the date that is ninety (90) days after the expiration of the applicable statute of limitations for assessment of the applicable Tax. The liability of SPPR and Western for Damages for claims pursuant to Sections 8.2(a)(iii), 8.2(a)(iv), 8.2(b)(iii) or 8.2(b)(iv) or for breaches of Fundamental Representations shall not be limited as to time and shall continue indefinitely. The liability of SPPR and Western for Damages for claims pursuant to Section 8.8(a)(i) and 8.8(a)(ii) shall be limited to claims for which the Partnership delivers written notice to SPPR and Western on or before the date that is ten years after the Closing Date, and the liability of SPPR and Western for Damages for claims pursuant to Section 8.8(a)(iii) shall not be limited as to time and shall continue indefinitely; provided, however, that if the Reconveyance Closing Date (as such term is defined in the Access Agreement) occurs, then the liability of SPPR and Western for Damages for claims pursuant to Section 8.8(a)(iii) shall be limited to claims for which the Partnership delivers written notice to Western on or before the date that is eighteen (18) months after the Reconveyance Closing Date.

(b) The liability of the Partnership for the breach of any of the representations and warranties of the Partnership set forth in Article IV other than the Partnership Fundamental Representations shall be limited to claims for which Western delivers written notice to the Partnership on or before the date that is three years after the Closing Date. The liability of the Partnership for Damages for claims pursuant to Section 8.1(b) or 8.1(c) and for breaches of Partnership Fundamental Representations shall not be limited as to time and shall continue indefinitely.

(c) Notwithstanding Sections 8.10(a) and 8.10(b), if the Partnership or Western, as applicable, delivers written notice in reasonable detail to the other party of a claim for indemnification on or prior to the applicable expiration date for such claim, such claim shall survive until finally resolved.

8.11 Sole Remedy. After the Closing, no Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in this Article VIII (other than claims or causes of action arising from fraud, and other than claims for specific performance or claims arising under any Transaction Documents (other than this Agreement) (which claims shall be subject to the liability provisions of such Transaction Documents)). THE PARTIES AGREE THAT THE RESTRICTIONS AND LIMITATIONS ON DAMAGES CONTAINED HEREIN DO NOT DEPRIVE THE PARTIES OF MINIMUM ADEQUATE REMEDIES UNDER TEXAS UCC SECTION 2-719 OR OTHER APPLICABLE LAW.

8.12 Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTNERSHIP, THE GENERAL PARTNER, SPPR AND WESTERN ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

8.13 Consideration Adjustment. The Parties agree to treat all payments made pursuant to this Article VIII as adjustments to the Cash Consideration for Tax purposes, except as otherwise required by Law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.

8.14 Knowledge. The Partnership Indemnitees’ and the Western Indemnitees’ rights under this Agreement or otherwise shall not be diminished by any investigation performed or knowledge acquired or capable of being acquired, whether before or after the date of this Agreement, regarding the accuracy or inaccuracy of any representation or warranty or the performance or non-performance of any covenant.

8.15 Materiality. For purposes of this Article VIII, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality or Material Adverse Effect contained therein (other than the representations and warranties contained in Section 3.15(a)).

ARTICLE IX

TERMINATION

9.1 Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Western and the Partnership;

(b) by either Western or the Partnership in writing after October 6, 2016, if the Closing has not occurred by that date, provided that as of such date the terminating Party is not in material breach of its representations, warranties or covenants under this Agreement;

(c) by either Western or the Partnership in writing without prejudice to other rights and remedies the terminating Party or its Affiliates may have (provided the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates shall have (i) materially failed to perform its covenants or agreements contained herein required to be performed by such Party or its Affiliates on or prior to the Closing Date or (ii) materially breached any of its representations or warranties contained herein; provided, however, that in the case of clauses (i) or (ii), the breaching Party shall have a period of 30 days following written notice from the non-defaulting Party to cure any breach of this Agreement if the breach is curable; or

(d) by either Western or the Partnership in writing, without liability, if there shall be any Order binding on the Parties that prohibits or restrains any Party from consummating the transactions contemplated hereby; provided, however, that the applicable Party shall have used its reasonable best efforts to have any such Order removed but it shall not have been removed within 30 days after entry by the Governmental Authority.

9.2 Effect of Termination. In the event of the termination of this Agreement by a Party as provided in Section 9.1, this Agreement shall thereafter become void except for this Section 9.2 and Article X. Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair any rights of any Party under this Agreement. If this Agreement is terminated by either Party pursuant to Section 9.1(c), then the other Party shall reimburse such Party for its out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement (including legal fees and fees paid to Financial Advisor, in either case incurred by the Partnership or the Conflicts Committee).

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Unless otherwise specifically provided in this Agreement, each Party shall pay its own expenses incident to this Agreement or the other Transaction Documents and all action taken in preparation for effecting the provisions of this Agreement and the other Transaction Documents.

10.2 Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

If to SPPR or Western, addressed to:

Western Refining Inc. (or applicable Subsidiary)

1250 W. Washington, Suite 101

Tempe, Arizona 85281

Attn: Executive Vice President – Operations

Facsimile: 602-683-5736

With a copy to:

Western Refining, Inc. (or applicable Subsidiary)

1250 W. Washington, Suite 101

Tempe, Arizona 85281

Attn: Office of the General Counsel

Facsimile: 602-797-2650

If to the Partnership or the General Partner, addressed to:

Western Refining Logistics, LP

c/o Western Refining Logistics GP, LLC, its General Partner

1250 W. Washington, Suite 101

Tempe, Arizona 85281

Attn: Senior Vice President – Operations

Facsimile: 602-683-5737

With a copy to:

Western Refining Logistics, LP

c/o Western Refining Logistics GP, LLC, its General Partner

1250 W. Washington, Suite 101

Tempe, Arizona 85281

Attn: Office of the General Counsel

Facsimile: 602-797-2650

Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

10.3 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

(b) THE PARTIES VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN HARRIS COUNTY, TEXAS, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES ARISING OUT OF THIS AGREEMENT, OTHER THAN A DISPUTE SUBJECT TO SECTION 10.4, AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY DISPUTE OR OTHER PROCEEDING RELATED THERETO BROUGHT IN CONNECTION WITH THIS AGREEMENT.

10.4 Arbitration. Any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, between the Parties, arising out of, connected with, or relating in any way to this Agreement or the obligations of the Parties hereunder, including any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement (in each case, a “Dispute”), shall be resolved solely and exclusively in accordance with the procedures specified in this Section 10.4. The Parties shall attempt in good faith to resolve any Dispute by mutual discussions within thirty (30) days after the date that one Party gives written notice to the other Parties of such a Dispute in accordance with Section 10.2. If the Dispute is not resolved within such thirty (30) day period, or such longer period that may subsequently be agreed to in writing by the parties to the Dispute, the Dispute shall be finally settled by arbitration administered by JAMS, Inc. (“JAMS”) under its Comprehensive Arbitration Rules & Procedures, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be held in Houston, Texas, and presided over by three arbitrators. If the Dispute is not settled within the above operative time period, the Party providing the aforesaid notice or the Parties receiving such notice may initiate the arbitration with JAMS. The Party who initiates the arbitration with JAMS shall also provide notice to JAMS and the opposing Party at the time of the initiation of the arbitration of the name of the Party selected arbitrator. The opposing Party shall file their answering statement with JAMS within forty-five (45) days of their receipt of the notice of filing from JAMS. The name of their party appointed arbitrator shall be included in such answering statement. The two Party-appointed arbitrators shall select a third arbitrator, who shall serve as the chairperson. The arbitration award shall identify whether there is a prevailing party in the arbitration and include an award in favor of such prevailing party and against each losing party, jointly and severally, for costs and expenses, including the actual litigation fees and costs (including reasonable attorney fees) the prevailing party incurred, excluding any contingent or deferred fees and costs. This agreement to arbitrate shall be binding upon the successors, assignees and any trustee or receiver of any party.

10.5 Public Statements. The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, which shall not be unreasonably withheld, conditioned or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or securities exchange regulations.

10.6 Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least three business days prior to the proposed date of payment.

10.7 Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person any rights or remedies hereunder except as Article VIII or Article X contemplates or except as otherwise expressly provided herein or therein. Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

10.8 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Parties.

10.9 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

10.10 Interpretation.

(a) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(b) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this clause,” and words of similar import, refer only to the Article, Section or clause hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(d) References herein to any Person shall include such Person’s successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(e) References herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f) References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule.

(g) Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(h) Unless otherwise expressly provided herein to the contrary, accounting terms shall have the meaning given by U.S. generally accepted accounting principles.

10.11 Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and the matters disclosed in those schedules shall be deemed to qualify the representation or warranty to which they expressly relate and any other representation or warranty, but only to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other representation or warranty. The Parties acknowledge and agree that (a) the schedules may include certain items and information solely for informational purposes for the convenience of the Parties and (b) the disclosure by any Party of any matter in any schedule shall not be deemed to constitute an acknowledgment by such Party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

10.12 Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10.13 Determinations by the Partnership. With respect to any notice, consent, approval or waiver that is required to be or may be taken or given by the Partnership (a) pursuant to the terms of this Agreement on or prior to the Closing Date or (b) pursuant to Article VIII after the Closing Date, such notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

WESTERN REFINING, INC.

By:	/s/ Mark J. Smith
Name:	Mark J. Smith
Title:	Executive Vice President – Operations

ST. PAUL PARK REFINING CO. LLC

By:	/s/ David L. Lamp
Name:	David L. Lamp
Title:	President and Chief Operating Officer

WESTERN REFINING LOGISTICS, LP

By:	Western Refining Logistics GP, LLC,
its general partner

By:	/s/ Jeff A. Stevens
Name:	Jeff. A. Stevens
Title:	President and Chief Executive Officer

WESTERN REFINING LOGISTICS GP, LLC

By:	/s/ Jeff A. Stevens
Name:	Jeff A. Stevens
Title:	President and Chief Executive Officer

Signature page to Contribution Agreement